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                                   EXHIBIT 12
                       ALEXANDER'S, INC. AND SUBSIDIARIES
                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                      (amounts in thousands except ratios)

                                                                                       Year Ended December 31,
                                                                       -------------------------------------------------------
                                                                         2003        2002        2001       2000        1999
                                                                       --------    --------    --------   --------    --------
Pretax income (loss) from continuing operations before fixed charges   $(18,948)   $ 12,400    $ 26,440   $  4,425    $  4,743
Fixed charges (1) ..................................................     13,830      23,027      22,608     21,563      17,786
                                                                       --------    --------    --------   --------    --------
Earnings ...........................................................   $ (5,118)   $ 35,427    $ 49,048   $ 25,988    $ 22,529
                                                                       ========    ========    ========   ========    ========
Fixed charges (2)
    Interest and debt expense ......................................   $ 13,691    $ 22,888    $ 22,469   $ 21,424    $ 17,647
    1/3 of rent expense - interest factor (3) ......................        139         139         139        139         139
                                                                       --------    --------    --------   --------    --------
                                                                         13,830      23,027      22,608     21,563      17,786
Capitalized interest ...............................................     37,516      23,788      19,259     16,731       9,352
                                                                       --------    --------    --------   --------    --------
                                                                       $ 51,346    $ 46,815    $ 41,867   $ 38,294    $ 27,138
                                                                       ========    ========    ========   ========    ========
Ratio of earnings to fixed charges .................................         --          --        1.17         --          --

Deficiency in earnings available to cover fixed charges ............   $(56,464)   $(11,388)   $     --   $(12,306)   $ (4,609)
                                                                       ========    ========    ========   ========    ========

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(1)      For purposes of the calculation of the numerator, fixed charges does not include capitalized interest.
(2) There were no preference securities outstanding during the periods shown.
(3) This is the portion of operating lease rental expense deemed to represent the interest factor.